Exhibit (p)(23)

KOTAK MAHINDRA ASSET MANAGEMENT
(SINGAPORE) PTE. LTD

Code of Ethics

November 2016

Contents

1.	Code of Ethics	3
1.1	Access Person	3
1.2	Standards of Business Conduct	3
1.3	Safeguarding of Proprietary and Non-public Information	4
2.	Personal Securities Transactions	4
2.1	Personal Securities Transactions Reporting Requirements	5
2.2	Access Person Trade Restrictions	7
2.3	Confidentiality	7
2.4	Additional Restrictions on Certain Access Persons’ Personal Trading	7
3.	Enforcement of the Code	8
3.1	Compliance officer’s duties and responsibilities	8
3.2	Code Violations	8
3.3	Annual Written Reports to Senior Management and Fund Board	9
3.4	Miscellaneous Provisions	9
3.5	Effective Date of the Code	9
APPENDIX A - DEFINITIONS		10
ACKNOWLEDGEMENT AND CERTIFICATION		13
INITIAL HOLDINGS REPORT		15
ANNUAL HOLDINGS REPORT		16

1.	CODE OF ETHICS

Kotak Mahindra Asset Management (Singapore) Pte. Ltd. (the “Firm”) which is registering as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended (“Advisers Act”), adopts this Code of Ethics (the “Code”). This Code has been adopted by the Firm in compliance with Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act of 1940, as amended (“1940 Act”). Definitions of underlined terms are included in Appendix A. The Firm is also regulated by the Monetary Authority of Singapore (“MAS”) and accordingly is also subject to the MAS Rules.

The Code is applicable to all Access Persons (as defined in Appendix A) and should be reviewed in conjunction with Firm’s Compliance Manual, including the Compliance and Operating Procedures regarding US Business that are applicable to all of the Firm’s employees.

The Firm is committed to maintaining the highest ethical standards in connection with the management of its business. The Code reflects the Firm’s view on dishonesty, self-dealing, conflicts of interest and trading on  material,  non-public information,  which will not be tolerated.    Each  Access Person is required to read the Code annually and to certify that he or she has complied with its provisions and with the reporting requirements. Acknowledgement of and compliance with the Code are conditions of employment.

Any person who has any question regarding the applicability of the Code or the related prohibitions, restrictions and procedures or the propriety of any action, must contact Mr. Zahid Shuja, the Firm’s Chief Compliance Officer (“Compliance Officer”).

1.1	Access Person

Access Persons are required to report quarterly all transactions in any securities in which they or any of their Family Members have any direct or indirect beneficial ownership, subject to exceptions outlined in Section 2.1 of the Code.

Notwithstanding the foregoing, Access Persons will not be required to make a report with respect to transactions effected for, and securities held in, any account over which neither they nor any Family Member has any direct or indirect influence or control.

1.2	Standards of Business Conduct

•
Duty of loyalty to the Firm and its clients, which requires that Access Persons act for the best interests of the Firm and its clients and always place the Firm’s and clients’ interests first and foremost.

•
Access Persons must avoid actions or activities that allow (or appear to allow) them or their Family Members to profit or benefit from their relationships with the Firm and its clients, or that bring into question their independence or judgment.

•	Access Persons must report any violations of this Code of Ethics promptly to the Chief Compliance Officer.

•	Access Persons must always observe the highest standards of business conduct and act in accordance with all applicable laws and regulations, including applicable Federal Securities Laws.

•	Access Persons cannot, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any Firm client:

➢	employ any device, scheme or artifice to defraud the Firm’s clients;

➢
make to the Firm’s clients any untrue statement of a material fact or omit to state to the Firm’s clients a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

➢	engage in any act, practice or course of business which would operate as a fraud or deceit upon the Firm’s clients; or

➢	engage in any manipulative practice with respect to the Firm’s clients.

•	Access Persons cannot engage in any inappropriate trading practices.

•
Access Persons cannot cause or attempt to cause the Firm’s clients to purchase, sell, or hold any security in a manner calculated to create any personal benefit to the Access Person.  No Access Person shall recommend any securities transactions for the Firm’s clients without having disclosed his or her interest, if any, in such securities or the issuer thereof, including, without limitation:

➢	his or her direct or indirect beneficial ownership of any securities of such issuer;

➢	any position with such issuer or its affiliates; and

➢	any present or proposed business relationship between such issuer or its affiliates and the Access Person or any party in which the Access Person has a significant interest.

1.3	Safeguarding of Proprietary and Non-public Information

In order to safeguard proprietary and non-public information, Access Persons should: (i) use proprietary or non-public information only for the specific business purposes for which the information was given, created or obtained; (ii) avoid discussions of proprietary or non-public information in the presence of others who do not have a need to know such information, and exercise extreme caution when discussing proprietary or non-public information in hallways, elevators, trains, subways, airplanes, restaurants, social gatherings or other public places; (iii) keep clients’ identities confidential and use code names or numbers for sensitive projects; (iv) exercise care to avoid placing documents containing proprietary or non-public information in areas where they may be read by unauthorized persons, and store such documents in secure locations when they are not in use; v) ensure that computers are properly logged off when leaving the work area; and (v) avoid using speakerphones in circumstances where proprietary or non-public information may be overheard, and be aware that mobile telephones must be used with great care because their transmissions may be picked up by others. Proprietary information includes non-public information, analyses and plans that are created or obtained by the Firm for its business purposes, other than that which constitutes confidential information entrusted to the Firm  or its personnel by an external source.

2.	PERSONAL SECURITIES TRANSACTIONS

The personal transactions and investment activities of employees of investment advisory firms are the subject of various U.S. federal securities laws, rules and regulations. Access Persons must accomplish all personal securities transactions in a manner that avoids a conflict between their personal interests and those of the Firm and its clients. When Access Persons invest for their own accounts, conflicts of interest may arise between a Firm client’s and the Access Person’s interests. The conflicts may include:

➢	Taking an investment opportunity from a Firm client for an Access Person’s own portfolio

➢	Using an Access Person’s advisory position to take advantage of available investments

➢	Front running, which may be an Access Person trading before making a Firm client transaction

➢	Taking advantage of information or using a Firm client’s portfolio assets to have an effect on the market that may be used to the Access Person’s benefit

Personal Trading

Access Persons may not maintain a securities, commodities or futures account at any broker, dealer, bank or investment adviser without the Firm’s permission, subject to exceptions outlined in Section 2.1 of the Code.

Access Persons must not take any action including, but not limited to, the purchase or sale of securities, commodities or futures for any Access Person or related account that could cause even the appearance of unfair or improper action. For example, all personnel must refrain from transactions that represent a potential conflict of interest with the Firm or any client or customer and must follow the guidelines set forth in this Code.

The Firm’s staff including their Family Members are not permitted to deal for their personal account in any Indian equity security of any security with Indian security as the underlying. Staff are to strictly comply with the Personal Account rules contained in the Firm’s compliance manual.

2.1	Personal Securities Transactions Reporting Requirements

Initial and Annual Holdings Reports: All Access Persons are required to report brokerage accounts and holdings (subject to Code requirements) within 10 days of employment, with information current as of a date no more than 45 days prior to employment, and annually. Annual reports must be submitted no later than February 14 of each year and the information contained in an annual report must be current as of a date no more than 45 days before the report is submitted. An Access Person’s brokerage account statement may be submitted in lieu of a separate initial or annual holdings report. The holdings report must contain the following:

a)	title and exchange ticker symbol or CUSIP or ISIN number;

b)	number of shares or principal amount of the security involved;

c)	type of security;

d)	name of the broker-dealer or bank that maintained the account; and

e)	the date the report is submitted by the Access Person.

Quarterly Transactions Reports: The Firm requires that all Access Persons report on a quarterly basis any transaction in a security over which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership.   A record of every transaction in a security is required with the following information to be maintained:

a)	title and exchange ticker symbol or CUSIP or ISIN number;

b)	number of shares or principal amount of the security involved;

c)	interest rate and maturity date (if applicable);

d)	date of the transaction;

e)	nature of the transaction (purchase or sale);

f)	price at which the trade was effected;

g)	name of the broker-dealer or bank that executed the transaction; and

h)	the date the report is submitted by the Access Person.

In addition, if during the quarter an Access Person establishes a new account in which any securities are held for his or her beneficial interest, the Access Person must provide the following information as part of his/ her quarterly report:

a)	name of the broker-dealer or bank with whom the Access Person established the account

b)	the date the account was established; and

c)	the date the report is submitted by the Access Person.

Exceptions to Reporting

(1)	You are not required to detail or list the following items on your initial and annual holdings reports and quarterly transactions reports:

(A)	Purchases or sales effected for any account over which you have no direct or indirect influence or control;

(B)	Transactions effected pursuant to an automatic investment plan; and

(C)	Purchases or sales of any of the following securities:

•	Life policies or personal pension products unless any of the transactions involve exercise by you of direct influence and control (e.g., the selection by you of investments in individual companies);

•
Unit trusts or other regulated collective investment schemes (such as U.S. mutual funds) and UK investment trust saving schemes, unless the manager or advisor of the scheme or a trust is the Firm or an affiliate of the Firm e.g. Kotak Mahindra Asset Management Company Limited;

•
Direct obligations of the any government and any  fixed-interest investments, unless they carry conversion rights into other forms of investments (e.g. equities).   This would permit, for example, investments in UK gilts or US Treasuries;

•	Any savings schemes that does not involve exercise by you of direct influence and control;

•
Any discretionary transaction effected on your behalf, but without prior communication with you, by the discretionary manager of an account for which permission has been given by  the Chief Compliance Officer; and

•	Any security that is not a Reportable Security.

(2)
An Access Person need not submit a quarterly transactions report to the Firm if all the information in the report would duplicate information contained in brokerage account statements received by the Firm not later than 30 days after the calendar quarter.

Acknowledgement and Certification: On an annual basis, all employees are required to sign an undertaking reaffirming their compliance with the Code, including the Personal Securities Transactions Reporting Requirements outlined above.  New employees must also furnish this on their date of hire.

2.2	Access Person Trade Restrictions

An Access Person may not purchase or sell a security, commodity or futures contract for an Access Person or related account without the approval of the Chief Compliance Officer. Investments in securities which are exempt from reporting as stated in section 2.1 above are not subject to this policy.

2.3	Confidentiality

The Firm will endeavor to keep all reports of personal securities transactions, holdings and any other information filed pursuant to this Code confidential. Access Persons’ reports and information submitted in connection with this Code will be kept in a locked filed cabinet, and access will be limited to appropriate Firm personnel (Compliance Officer and/or the CEO); provided, however, that such information also may be subject to review by legal counsel, government authorities, Firm clients or others if required by law or court order.

2.4	Additional Restrictions on Certain Access Persons’ Personal Trading

The following are the Firm’s additional restrictions on Access Person personal trading:

Restricted Investments

Security Type	Purchase	Sale
Initial Public Offerings (IPOs) (An IPO is a corporation’s first offering of a security representing shares of the company to the public)	PERMITTED – Subject to [5] day advance written approval by the Compliance Officer.	PERMITTED – Subject to [5] day advance written approval by the Compliance Officer.
Limited Offerings (A limited offering is an offer or sale of any security by a brokerage firm not involving a public offering, for example, a venture capital deal.)	PERMITTED – Subject to [5] day advance written approval by the Compliance Officer.	PERMITTED – Subject to [5] day advance written approval by the Compliance Officer.

For the avoidance of doubt, the Firm’s staff including their Family Members are not permitted to deal for their personal account in any Indian equity security of any security with Indian security as the underlying.

*Limited Offerings include:

•	Any private fund for which the Firm or its affiliate acts as an investment adviser or a subadviser;

•	Transactions in securities, options, commodities or futures contracts that are not publicly offered or traded;

•	Participation in hedge funds, leveraged buy-out transactions, real estate offerings, private placements, and oil and gas partnerships or working interests;

•	Acceptance of offers of options or shares by personnel who serve on boards of directors;

•	Transactions involving real estate or agricultural land held for investment purposes, jointly in partnership with another person (other than Family Members);

•	Investing in any other business, whether or not related to securities (e.g., fast-food franchises, restaurants, sports teams, etc.); and

•
Owning stock or having, directly or indirectly, any financial interest in any other organization engaged in any advisory, securities, commodities,  futures contracts or related business; provided, however, that approval is not required with regard to stock ownership or other financial interest in any such business that is publicly owned, unless a control relationship exists.

3.	ENFORCEMENT OF THE CODE

The Chief Compliance Officer has several responsibilities to fulfill in enforcing the Code.  Some of these responsibilities are summarized below.

3.1	Compliance officer’s duties and responsibilities

The Chief Compliance Officer or its designee:

•	will provide each Access Person with a copy of the Code and any amendments thereto;

•
shall notify each person in writing who becomes an Access Person of the Firm and who is required to report under the Code of his or her reporting requirements no later than 10 business days before the first quarter in which such person is required to begin reporting;

•
will, on a quarterly basis, compare all reported personal securities transactions with each client’s completed portfolio transactions. Before determining that a person has violated the Code, the Compliance Officer must give the person an opportunity to supply explanatory material; and

•
will submit his or her own reports, as may be required pursuant to the Code, to the CEO who shall fulfill the duties of the Chief Compliance Officer with respect to the Chief Compliance Officer’s reports.

3.2	Code Violations

If you violate the provisions of the Code, the Firm has the right to impose on you one or more of the following penalties as it may deem appropriate:

•	censure you;

•	notify your manager of the violation;

•	suspend your authority to act on behalf of the Firm as a manager or an officer, if applicable; and

•
recommend specific sanctions, such as suspension from work for a period of time without pay, reductions in leave, elimination of your bonus, disgorgement of profits, imposition of fines and termination of employment at the Firm.

Note: Both the violation and any imposed sanction will be brought before the Firm’s Board.

3.3	Annual Written Reports to Senior Management and Fund Board

At least annually, the Chief Compliance Officer will provide written reports to

(i) the Firm senior management as follows:

Issues Arising Under the Code.  The reports must describe any issue(s) that arose during the previous year under the Code or procedures related thereto, including any material Code or procedural violations, and any resulting sanction(s).  The Compliance Officer may report to senior management more frequently as he or she deems necessary or appropriate, and shall do so as requested by senior management.

(ii)  the Board of any US Advisory client (mutual fund registered as Investment Companies under the Investment Company Act of 1940) that:

(a) describes any issues that have arisen under this Code since the last report to the Board, including, but not limited to, information about material violations of this Code and sanctions imposed in response to such material violations; and

(b) certifies that the Firm has adopted procedures reasonably necessary to prevent its Access Persons from violating this Code.

3.4	Miscellaneous Provisions

Records

The Firm shall maintain records as required by Rule 204-2 under the Advisors Act and Rule 17j-1 under the 1940 Act.

Amendments

The Firm may amend this Code as necessary or appropriate to achieve the purposes of Rules 17j-1 and 204A-1. Any material changes to this Code must be approved by the Board of mutual funds (registered as Investment Companies under the Investment Company Act of 1940), including a majority of its independent trustees where applicable, within six months after implementation of the change.

3.5	Effective Date of the Code

The Code is effective November 22, 2016.

APPENDIX A - DEFINITIONS

General Note

The definitions and terms used in the Code are intended to mean the same as they do under the U.S. Investment Company Act of 1940, as amended (“1940 Act”), and the other U.S. federal securities laws. If a definition hereunder conflicts with the definition in the 1940 Act or other U.S. federal securities laws, or if a term used in the Code is not defined, you should follow the definitions and meanings in the 1940 Act or other U.S. federal securities laws, as applicable.

Access Person means any of the following individuals:

•
any Firm employee who has access to non-public information regarding the Firm’s  purchase or sale of securities, or information regarding the portfolio holdings of any Firm client, not to include operations and administrative personnel;

•	any Firm employee who is involved in making securities recommendations to the Firm, or has access to such recommendations that are non-public;

•	any Firm employee who, in connection with his/her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Firm’s clients;

•	any natural person who controls the Firm and who obtains information concerning recommendations made to the Firm’s clients regarding the purchase or sale of securities by the Firm’s clients; and

•	any Firm employee otherwise designated as such by the Chief Compliance Officer in writing.

Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Beneficial ownership is interpreted in this Code in the same manner as it would be in determining whether a person is subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that the determination of such ownership applies to all securities.  You should generally consider yourself the “beneficial owner” of any securities in which you have a direct or indirect pecuniary interest.

Using the above definition as a broad guideline, the ultimate determination of beneficial ownership will be made in light of the facts of the particular case.  Key factors are the degree of your ability to exercise discretion to invest in, sell or exercise voting rights of the security, and your ability to benefit from the proceeds of the security.

Control shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

Family Member includes adoptive relationships and means any of the following persons who reside in your household:

child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
stepparent	father-in-law

Federal Securities Laws means the Securities Act of 1933, the Exchange Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, the Dodd– Frank Wall Street Reform and Consumer Protection Act any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or Department of Treasury.

IPO (i.e., initial public offering) means an offering of securities registered under the U.S. Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the U.S. Securities Exchange Act of 1934.

Limited offering means an offering that is exempt from registration under the U.S. Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

Pecuniary interest in a security means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such security. As a general rule, you will be regarded as having a pecuniary interest in a security held in the name of your Family Members. For example, you will likely be deemed to have a pecuniary interest in securities (including the right to require the exercise or conversion of any derivative security such as an option or warrant, whether or not presently exercisable or convertible) held for:

•	Your accounts or the accounts of Family Members

•	A partnership or limited liability company, if you are or a Family Member is a general partner or a managing member

•	A corporation or similar business entity, if you have or share, or a Family Member has or shares, investment control

•	A trust, if you are or a Family Member is a beneficiary.

Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security and the purchase, sale, transfer or redemption of an interest in mutual funds registered under the Us Investment Company Act of 1940.

Reportable Fund means: (i) any fund for which the Firm serves as an investment adviser as defined in Section 2(a)(20) of the 1940 Act; or (ii) any fund whose investment adviser or principal underwriter controls the Firm, is controlled by the Firm, or is under common control of the Firm. For purposes of this section, “control” has the same meaning as it does in Section 2(a)(9) of the 1940 Act.

Reportable Security means a Security, except that it shall include:  (i) shares issued by Reportable Funds; and (ii) shares issued by unit investment trusts that are invested exclusively in Reportable Funds.

Security shall have the meaning as set forth in Section 2(a)(36) of the 1940 Act or Section 202(a)(18) of the Advisers Act (in effect, all securities) except that it shall not include: (i) direct obligations of the Government of the United States, (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, (iii) shares issued by money market funds, (iv) shares of mutual funds, and (v) shares issued by unit investment trusts that are invested exclusively in one or more mutual funds.

A security held or to be acquired by a Firm client (or any portfolio) means: (A) any security which, within the most recent 15 days (i) is or has been held by the Firm client (or any portfolio), or (ii) is being or has been considered by the Firm on behalf of a client (or any portfolio); and (B) any option to purchase or sell, and any security convertible into or exchangeable for, any security.

ACKNOWLEDGEMENT AND CERTIFICATION

Acknowledgement and Certification of Receipt of Code of Ethics and Compliance Manual

From:

To: The Chief Compliance Officer, Kotak MAHINDRA Asset Management (Singapore) Pte. Ltd.
(“KMAMS or the “Firm”)

Re: Employee Acknowledgment

I hereby acknowledge receipt of a copy the KMAMS’s Code of Ethics (“Code of Ethics”), which is incorporated by reference into the Compliance Manual. I have read, understand and am familiar with the Code of Ethics and Compliance Manual, including the Compliance and Operating Procedures regarding US Business, specifically including the sections in the Code of Ethics and Compliance Manual, including the Compliance and Operating Procedures regarding US Business, regarding personal securities trading, other potential conflicts of interest, and the prevention of the misuse of material non-public information (i.e., insider trading).  I recognize that I am subject to the Code of Ethics  and the Compliance Manual, including the Compliance and Operating Procedures regarding US Business, and agree to comply with all provisions of the Code of Ethics and Compliance Manual, including the Compliance and Operating Procedures regarding US Business, applicable to me.

In addition to certifying that I will provide complete and accurate reporting as required by the Code of Ethics and that I have complied with all requirements of the Code of Ethics, I certify that I will not:

▪	Execute any prohibited purchases and/or sales, directly or indirectly, that are outside those permissible by the Code of Ethics
▪	Employ any device, scheme or artifice to defraud the Firm, or any Firm client
▪	Engage in any act, practice or course of business, which operates or would operate as a fraud or deceit upon the Firm or any Firm client
▪	Make any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading
▪	Engage in any manipulative practice with respect to the Firm or any Firm client
▪	Trade while in possession of material, non-public information
▪	Trade ahead of or front-run any transactions for the Firm’s managed/advised accounts

I understand that it is a violation of SEC Rules to fail to submit a record of my personal securities transactions within 30 calendar days of quarter-end.

Signature	Date

Name (Print)

INSTRUCTIONS: RETURN THIS ACKNOWLEDGMENT OF RECEIPT WITHIN 10 DAYS OF RECEIPT TO MR. ZAHID SHUJA FOR RECORD KEEPING. YOU SHOULD KEEP YOUR COPY OF THE CODE OF ETHICS AND COMPLIANCE MANUAL, INCLUDING THE COMPLIANCE AND OPERATING PROCEDURES REGARDING US BUSINESS

QUARTERLY PERSONAL SECURITIES TRANSACTIONS REPORT

Kotak Mahindra Asset Management (Singapore) pte. ltd.
Quarterly Personal Securities Transactions Report

Name of Reporting Person:
Calendar Quarter Ended:
Date Report Due:
Date Report Submitted:

Securities Transactions

[  ] If you and/or your Family Members had no securities holdings to report, please check here.

[  ] If all securities holdings are set forth in the brokerage statement(s) attached to this report, please check here.

Date of Transaction	Name of Issuer and Title of Security	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)	Type of Transaction	Price	Name of Broker, Dealer or Bank Effecting Transaction

Securities Accounts     If you opened a securities account during the quarter, please complete the table below.

[  ] If you and/or your Family Members have no securities accounts during the quarter, please check here.

[  ] If all securities holdings are set forth in the brokerage statement(s) attached to this report, please check here.

Name of Broker, Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

I certify that I have included in this report all securities transactions and accounts required to be reported pursuant to the Code of Ethics. I further certify that to the best of my knowledge no securities transactions reported herein violate any provision of the Code of Ethics or any other applicable federal securities law or regulation.

Signature	Date

INITIAL HOLDINGS REPORT

Kotak Mahindra Asset Management (Singapore) pte. ltd.
Initial Holdings Report

Name of Reporting Person:
Date Person Became Subject to the Code’s Reporting Requirements:
Information in Report Dated As Of:	[Note: Date person became subject and as of date should be the same.]
Date Report Due:
Date Report Submitted:

Securities Holdings

[  ] If you and/or your Family Members have no securities holdings to report, please check here.

[  ] If all securities holdings are set forth in the brokerage statement(s) attached to this report, please check here.

Name of Issuer and Title of Security	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)

Securities Accounts

[  ] If you and/or your Family Members have no securities accounts to report, please check here.

[  ] If all securities holdings are set forth in the brokerage statement(s) attached to this report, please check here.

Name of Broker, Dealer or Bank	Name(s) on and Type of Account

I certify that I have included in this report all securities holdings and accounts required to be reported pursuant to the Code of Ethics. I further certify that to the best of my knowledge no securities holdings reported herein violate any provision of the Code of Ethics or any other applicable federal securities law or regulation.

Signature	Date

ANNUAL HOLDINGS REPORT

Kotak Mahindra Asset Management (Singapore) pte. ltd.
Annual Holdings Report

Name of Reporting Person:	[Note: Information should be dated no more than 45 days before report is submitted.]
Information in Report Dated As Of:
Date Report Due:
Date Report Submitted:
Calendar Year Ended: December 31, ___

Securities Holdings

[  ] If you and/or your Family Members have no securities holdings to report, please check here.

[  ] If all securities holdings are set forth in the brokerage statement(s) attached to this report, please check here.

Name of Issuer and Title of Security	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)

Securities Accounts

[  ] If you and/or your Family Members have no securities accounts to report, please check here.

[  ] If all securities holdings are set forth in the brokerage statement(s) attached to this report, please check here.

Name of Broker, Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

I certify that I have included in this report all securities holdings and accounts required to be reported pursuant to the Code of Ethics. I further certify that to the best of my knowledge no securities holdings reported herein violate any provision of the Code of Ethics or any other applicable federal securities law or regulation.

Signature	Date